Exhibit 21.1

SUBSIDIARIES OF THE COMPANY

	State of Incorporation	Stock Ownership
TechPrecision Corporation	Delaware	Parent Co.
Ranor, Inc.	Delaware	100%
R2 TPCS, Inc.	Delaware	100%
Wuxi Critical Mechanical Components	China	100%